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                                                                      Exhibit 11

        Computation of Earnings per Common and Common Equivalent Share
                    (In thousands except per share amounts)
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
                                                                                Quarters Ended
                                                                             June 29       June 30
                                                                               1997         1996
Primary calculation:                                                         --------      -------
     Net income                                                               $14,657      $ 9,904
                                                                              =======      =======
     Weighted average shares outstanding during the period                     13,005       12,949


     Shares issuable in connection with stock plans less shares purchasable with proceeds using the average per share
     purchase price for the respective periods as shown below                     294          401
                                                                              -------      -------

     Total common and common equivalent shares - primary                       13,299       13,350
                                                                              =======      =======
     Primary earnings per common and common equivalent share                  $  1.10      $   .74
                                                                              =======      =======
     Average share price for the period                                       $ 46.03      $ 46.89
                                                                              =======      =======
Fully diluted calculation:

     Net income                                                               $14,657      $ 9,904
                                                                              =======      =======
     Weighted average shares outstanding during the period                     13,005       12,949

     Shares issuable in connection with stock plans less shares purchasable with proceeds using the higher of the average or
     period end share price as shown below                                        374          404
                                                                              -------      -------
     Total common and common equivalent shares - fully diluted                 13,379       13,353
                                                                              =======      =======
     Fully diluted earnings per common and common equivalent
     share                                                                    $ 1.10       $   .74
                                                                              =======      =======
     Higher of average or period end share price                              $ 52.69      $ 47.13
                                                                              =======      =======

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